Exhibit 99.1

Burlington Stores, Inc. Reports Fourth Quarter 2022 Results

All Fiscal 2022 comparisons are made versus the same period in Fiscal 2021

o
On a GAAP basis, total sales increased 5%, net income was $185 million, and diluted EPS increased 57% to $2.83
o
Comparable store sales decreased 2%, ahead of guidance for -6% to -9%
o
Adjusted EBIT margin increased 80 basis points versus last year
o
On a non-GAAP basis, Adjusted EPS increased 17% to $2.96, above guidance of $2.45-$2.75
o
Introducing outlook for FY23 Adjusted EPS of $5.50-$6.00

BURLINGTON, New Jersey; March 2, 2023 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the fourth quarter ended January 28, 2023.

Michael O’Sullivan, CEO, stated, “I am pleased with the improvement in our sales trend during the fourth quarter. We saw monthly comps accelerate as we moved through the quarter, and this stronger trend has continued through February. The acceleration in our trend was partly driven by improved conversion and basket size, which we attribute to more compelling value in our assortment, but was also driven by improved traffic, which we interpret as a sign that the headwinds that we saw through most of 2022 are beginning to moderate.”

Mr. O’Sullivan continued, “Our merchandising and operating plans for 2023 are based on 3% to 5% comp sales growth. The underlying strategy behind these plans is to drive sales by taking advantage of the terrific off-price buying environment for branded merchandise and passing along these compelling values to our shoppers. On 3% to 5% comp sales growth, we are expecting 80 to 120 basis points of operating margin expansion.”

Mr. O’Sullivan concluded, “Beyond 2023, we are excited about our longer-term prospects. We believe that the next few years could present significant opportunities to drive improved results. We are pushing ahead with the transformation of Burlington into a stronger off-price retailer, so we can take advantage of these opportunities.”

Fiscal 2022 Fourth Quarter Operating Results (for the 13-week period ended January 28, 2023 compared with the 13-week period ended January 29, 2022)

•
Total sales increased 5% compared to the fourth quarter of Fiscal 2021 to $2,739 million, while comparable store sales decreased 2% compared to the fourth quarter of Fiscal 2021.
•
Gross margin rate was 40.7% vs. 39.8% for the fourth quarter of Fiscal 2021, an increase of 90 basis points. Freight improved by 130 basis points and merchandise margins decreased 40 basis points.
•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $187 million vs. $159 million in the fourth quarter of Fiscal 2021. Product sourcing costs include the costs of processing goods through the Company’s supply chain and buying costs.
•
SG&A was 28.6% as a percentage of net sales vs. 28.5% in the fourth quarter of Fiscal 2021, higher by 10 basis points. Adjusted SG&A, as defined below, was 21.7% as a percentage of net sales vs. 22.2% in the fourth quarter of Fiscal 2021, an improvement of 50 basis points.
•
The effective tax rate was 26.2% vs. 31.8% in the fourth quarter of Fiscal 2021. The Adjusted Effective Tax Rate was 25.3% vs. 24.2% in the fourth quarter of Fiscal 2021.
•
Net income was $185 million, or $2.83 per share vs. $122 million, or $1.80 per share for the fourth quarter of Fiscal 2021. Adjusted Net Income was $194 million, or $2.96 per share vs. $171 million, or $2.53 per share for the fourth quarter of Fiscal 2021.
•
Diluted weighted average shares outstanding amounted to 65.4 million during the quarter compared with 67.6 million during the fourth quarter of Fiscal 2021.
•
Adjusted EBITDA was $342 million vs. $307 million in the fourth quarter of Fiscal 2021, an increase of 70 basis points as a percentage of sales. Adjusted EBIT was $274 million vs. $241 million for the fourth quarter of Fiscal 2021, an increase of 80 basis points as a percentage of sales.

Full Year Fiscal 2022 Results

•
Total sales decreased 7% compared to Fiscal 2021. Net income decreased 44%, or $179 million, to $230 million, or $3.49 per share vs. $6.00 per share in Fiscal 2021, a decrease of 42%. Adjusted EBIT decreased 46%, or $371 million, to $430 million. Adjusted Net Income of $281 million was down 51% vs. Fiscal 2021, while Adjusted EPS was $4.26 vs. $8.41 in Fiscal 2021, a decrease of 49%.

Inventory

•
Merchandise inventories were $1,182 million vs. $1,021 million at the end of Fiscal 2021. Comparable store inventories increased 32%. Reserve inventory was 48% of total inventory at the end of Fiscal 2022 compared to 50% at the end of Fiscal 2021.

Liquidity and Debt

•
The Company ended the fourth quarter of Fiscal 2022 with $1,669 million in liquidity, comprised of $873 million in unrestricted cash and $796 million in availability on its ABL facility. The Company ended the fourth quarter with $1,476 million in outstanding total debt, including $942 million on its Term Loan facility, $508 million in Convertible Notes, and no borrowings on the ABL facility.

Common Stock Repurchases

•
During the fourth quarter the Company repurchased 275,029 shares of its common stock for $51 million. As of the end of the fourth quarter, the Company had $347 million remaining on its share repurchase authorization.

Outlook

For Fiscal 2023 (the 53-weeks ending February 3, 2024), the Company expects:

•
Total sales to increase in the range of 12% to 14% including approximately 2% from the 53rd week, on top of a 7% decrease in Fiscal 2022; this assumes comparable store sales will increase in the range of 3% to 5%, on top of the 13% decrease during Fiscal 2022;
•
Capital expenditures, net of landlord allowances, to be approximately $560 million;
•
To open 70 to 80 net new stores;
•
Depreciation & amortization, exclusive of favorable lease costs, to be approximately $320 million;
•
Adjusted EBIT margin rate to increase approximately 80 to 120 basis points versus Fiscal 2022;
•
Net interest expense to be approximately $66 million;
•
The effective tax rate to be approximately 26%; and
•
Adjusted EPS in the range of $5.50 to $6.00, utilizing a fully diluted share count of approximately 65 million, as compared to Fiscal 2022 diluted EPS of $3.49 and Adjusted EPS of $4.26. This includes an expected benefit from the 53rd week of approximately $0.05 per share.

For the first quarter of Fiscal 2023 (the 13-weeks ending April 29, 2023), the Company expects:

•
Total sales to increase in the range of 12% to 14%; this assumes comparable store sales will increase in the range of 5% to 7% versus the first quarter of Fiscal 2022;
•
Adjusted EBIT margin to increase 120 to 150 basis points versus the first quarter of Fiscal 2022;
•
An effective tax rate of approximately 26%; and
•
Adjusted EPS in the range of $0.85 to $0.95, as compared to $0.24 in diluted EPS and $0.54 in Adjusted EPS last year.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial and Other Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Adjusted Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of its business and provide greater transparency into its results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what it considers to be its core operating results are useful supplemental measures that assist in evaluating its ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

From time to time when discussing its comparable stores sales trends, the Company references its three-year geometric stack, which is defined as a stacked comparable sales growth rate that accounts for the compounding of comparable store sales from Fiscal 2019 to Fiscal 2022. It is calculated for each Fiscal 2022 quarter and full year Fiscal 2022 as follows: (1 + QTD 2021 comparable store sales growth) * (1 + QTD 2022 comparable store sales growth) - 1, and (1 + FY 2021 comparable store sales growth) * (1 + FY 2022 comparable store sales growth) - 1. Comparisons for Fiscal 2021 periods are made versus the same periods in Fiscal 2019.

Fourth Quarter 2022 Conference Call

The Company will hold a conference call on March 2, 2023 at 8:30 a.m. ET to discuss the Company’s fourth quarter and fiscal 2022 results. The U.S. toll free dial-in for the conference call is 1-800-715-9871 (passcode: 9923016) and the international dial-in number is 1-646-307-1963. A live webcast of the conference call will also be available on the investor relations page of the company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on March 2, 2023 beginning at 12:30 p.m. ET through March 9, 2023 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-800-770-2030 and the international replay dial-in number is 1-609-800-9909. The replay passcode is 9923016.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2022 net sales of $8.7 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 927 stores as of the end of Fiscal 2022, in 46 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers'

prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our long-term prospects, the effects of our Burlington 2.0 initiatives, the economic environment, expected sales trend and market share and supply chain plans, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including general economic conditions, such as inflation, and the domestic and international political situation and the related impact on consumer confidence and spending; the impact of the COVID-19 pandemic and actions taken to slow its spread and the related impacts on economic activity, financial markets, labor markets and the global supply chain; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; seasonal fluctuations in our net sales, operating income and inventory levels; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; our ability to identify changing consumer preferences and demand; unseasonable weather conditions caused by climate change or otherwise adversely impacting demand; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our ability to successfully implement one or more of our strategic initiatives and growth plans; our ability to execute our opportunistic buying and inventory management process; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; our ability to attract, train and retain quality employees and temporary personnel in appropriate numbers; labor costs and our ability to manage a large workforce; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; domestic and international events affecting the delivery of merchandise to our stores; unforeseen cyber-related problems or attacks; payment-related risks; our ability to effectively generate sufficient levels of customer awareness and traffic through our advertising and marketing programs; damage to our corporate reputation or brand; issues with merchandise safety and shrinkage; lack of or insufficient insurance coverage; the impact of current and future laws and the interpretation of such laws; the impact of increasingly rigorous privacy and data security regulations; any unforeseen material loss or casualty or the existence of adverse litigation; use of social media in violation of applicable laws and regulations; our substantial level of indebtedness and related debt-service obligations; consequences of the failure to comply with covenants in our debt agreements; possible conversion of our 2.25% Convertible Notes due 2025; the availability of adequate financing; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	January 28,	January 29,	January 28,	January 29,
	2023	2022	2023	2022
REVENUES:
Net sales	$2,739,085	$2,603,461	$8,684,545	$9,306,549
Other revenue	5,198	5,547	18,059	15,707
Total revenue	2,744,283	2,609,008	8,702,604	9,322,256
COSTS AND EXPENSES:
Cost of sales	1,625,375	1,566,723	5,171,715	5,436,155
Selling, general and administrative expenses	784,599	741,622	2,877,356	2,868,527
Costs related to debt issuances and amendments	—	—	—	3,419
Depreciation and amortization	68,491	66,131	270,398	249,217
Impairment charges - long-lived assets	3,846	4,514	21,402	7,748
Other income - net	(8,074)	(1,364)	(26,907)	(11,630)
Loss on extinguishment of debt	—	38,264	14,657	156,020
Interest expense	19,020	14,792	66,474	67,502
Total costs and expenses	2,493,257	2,430,682	8,395,095	8,776,958
Income before income tax expense	251,026	178,326	307,509	545,298
Income tax expense	65,826	56,690	77,386	136,459
Net income	$185,200	$121,636	$230,123	$408,839

Diluted net income per common share	$2.83	$1.80	$3.49	$6.00

Weighted average common shares - diluted	65,385	67,626	65,901	68,126

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	January 28,	January 29,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$872,623	$1,091,091
Restricted cash and cash equivalents	6,582	6,582
Accounts receivable—net	71,091	54,089
Merchandise inventories	1,181,982	1,021,009
Assets held for disposal	19,823	4,358
Prepaid and other current assets	131,691	370,515
Total current assets	2,283,792	2,547,644
Property and equipment—net	1,668,005	1,552,237
Operating lease assets	2,945,932	2,638,473
Goodwill and intangible assets—net	285,064	285,064
Deferred tax assets	3,205	3,959
Other assets	83,599	62,136
Total assets	$7,269,597	$7,089,513

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$955,793	$1,080,802
Current operating lease liabilities	401,111	358,793
Other current liabilities	541,413	493,695
Current maturities of long term debt	13,634	14,357
Total current liabilities	1,911,951	1,947,647
Long term debt	1,462,072	1,541,102
Long term operating lease liabilities	2,825,292	2,539,420
Other liabilities	69,386	80,904
Deferred tax liabilities	205,991	220,023
Stockholders' equity	794,905	760,417
Total liabilities and stockholders' equity	$7,269,597	$7,089,513

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Fiscal Year Ended
	January 28,	January 29,
	2023	2022
OPERATING ACTIVITIES
Net income	$230,123	$408,839
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	270,398	249,217
Deferred income taxes	(25,431)	51,952
Loss on extinguishment of debt	14,657	156,020
Non-cash stock compensation expense	67,480	58,546
Non-cash lease expense	(523)	(10,294)
Cash received from landlord allowances	23,137	34,051
Changes in assets and liabilities:
Accounts receivable	(13,012)	10,186
Merchandise inventories	(160,974)	(280,220)
Accounts payable	(125,006)	214,792
Other current assets and liabilities	289,682	(89,492)
Long term assets and liabilities	(360)	(2,782)
Other operating activities	26,214	32,344
Net cash provided by operating activities	596,385	833,159
INVESTING ACTIVITIES
Cash paid for property and equipment	(447,393)	(352,467)
Lease acquisition costs	(3,710)	(576)
Proceeds from sale of property and equipment and assets held for sale	27,961	8,654
Net cash (used in) investing activities	(423,142)	(344,389)
FINANCING ACTIVITIES
Proceeds from long term debt—Term B-6 Loans	—	956,608
Principal payments on long term debt—Term B-5 Loans	—	(961,415)
Principal payment on long term debt—Convertible Notes	(78,240)	(201,695)
Principal payments on long term debt—Secured Notes	—	(323,905)
Purchase of treasury shares	(316,896)	(266,628)
Other financing activities	3,425	19,080
Net cash (used in) provided by financing activities	(391,711)	(777,955)
(Decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(218,468)	(289,185)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,097,673	1,386,858
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$879,205	$1,097,673

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) costs related to debt issuances and amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; (v) amounts related to certain litigation matters; and (vi) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) impairment charges; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (e) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Fiscal Year Ended
	January 28,	January 29,	January 28,	January 29,
	2023	2022	2023	2022
Reconciliation of net income to Adjusted Net Income:
Net income	$185,200	$121,636	$230,123	$408,839
Net favorable lease costs (a)	4,329	4,726	18,591	21,914
Costs related to debt issuances and amendments (b)	—	—	—	3,419
Loss on extinguishment of debt (c)	—	38,264	14,657	156,020
Impairment charges - long-lived assets	3,846	4,514	21,402	7,748
Litigation matters (d)	—	—	10,500	—
Tax effect (e)	364	2,093	(14,503)	(24,741)
Adjusted Net Income	$193,739	$171,233	$280,770	$573,199
Diluted weighted average shares outstanding (f)	65,385	67,626	65,901	68,126
Adjusted Earnings per Share	$2.96	$2.53	$4.26	$8.41

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	January 28,	January 29,	January 28,	January 29,
	2023	2022	2023	2022
Reconciliation of net income to Adjusted EBITDA:
Net income	$185,200	$121,636	$230,123	$408,839
Interest expense	19,020	14,792	66,474	67,502
Interest income	(4,557)	(34)	(8,799)	(189)
Loss on extinguishment of debt (c)	—	38,264	14,657	156,020
Costs related to debt issuances and amendments (b)	—	—	—	3,419
Litigation matters (d)	—	—	10,500	—
Depreciation and amortization (g)	72,820	70,857	288,990	271,132
Impairment charges - long-lived assets	3,846	4,514	21,402	7,748
Income tax expense	65,826	56,690	77,386	136,459
Adjusted EBITDA	$342,155	$306,719	$700,733	$1,050,930

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	January 28,	January 29,	January 28,	January 29,
	2023	2022	2023	2022
Reconciliation of net income to Adjusted EBIT:
Net income	$185,200	$121,636	$230,123	$408,839
Interest expense	19,020	14,792	66,474	67,502
Interest income	(4,557)	(34)	(8,799)	(189)
Loss on extinguishment of debt (c)	—	38,264	14,657	156,020
Costs related to debt issuances and amendments (b)	—	—	—	3,419
Net favorable lease costs (a)	4,329	4,726	18,591	21,914
Impairment charges - long-lived assets	3,846	4,514	21,402	7,748
Litigation matters (d)	—	—	10,500	—
Income tax expense	65,826	56,690	77,386	136,459
Adjusted EBIT	$273,664	$240,588	$430,334	$801,712

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	January 28,	January 29,	January 28,	January 29,
Reconciliation of SG&A to Adjusted SG&A:	2023	2022	2023	2022
SG&A	$784,599	741,622	$2,877,356	$2,868,527
Net favorable lease costs (a)	(4,329)	(4,726)	(18,591)	(21,914)
Product sourcing costs	(186,790)	(159,179)	(677,580)	(618,319)
Litigation matters (d)	—	—	(10,500)	—
Adjusted SG&A	$593,480	$577,717	$2,170,685	$2,228,294

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Fiscal Year Ended
	January 28,	January 29,	January 28,	January 29,
	2023	2022	2023	2022
Effective tax rate on a GAAP basis	26.2%	31.8%	25.2%	25.0%
Adjustments to arrive at Adjusted Effective Tax Rate	(0.9)	(7.6)	(0.5)	(3.0)
Adjusted Effective Tax Rate	25.3%	24.2%	24.7%	22.0%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

(unaudited)
(in thousands, except per share data)
Three Months Ended
April 30, 2022
Reconciliation of net income to Adjusted Net Income:
Net income	$16,174
Net favorable lease costs (a)	4,702
Loss on extinguishment of debt (c)	14,657
Impairment charges	2,543
Litigation matters	5,000
Tax effect (e)	(7,017)
Adjusted Net Income	$36,059
Diluted weighted average shares outstanding (f)	66,645
Adjusted Earnings per Share	$0.54

(a) Net favorable lease costs represent the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income.

(b) Represents costs incurred in connection with the review and execution of refinancing opportunities.

(c) Fiscal 2022 amounts relate to the partial repurchases of the Convertible Notes in the first quarter. Fiscal 2021 amounts relate to the partial repurchase of the Convertible Notes, the redemption of the Secured Notes, as well as the refinancing of the Term Loan Facility.

(d) Represents amounts charged for certain litigation matters.

(e) Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax impact of items (a) through (d).

(f) Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.

(g) Includes favorable lease costs included in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income. During the three months ended January 28, 2023 and January 29, 2022, favorable lease costs were $4.3 million and $4.7 million, respectively. During the twelve months ended January 28, 2023 and January 29, 2022, favorable lease costs were $18.6 million and $21.9 million, respectively.